LIBERTY SILVER STARTS PLANNING FOR PRODUCTION

AT TRINITY SILVER

Toronto, ON – July 24, 2012:  Liberty Silver Corp. (TSX: LSL, OTCBB: LBSV, “Liberty Silver” or the “Company”) has engaged an independent consultancy, SRK Consulting (U.S.), Inc., of Reno, Nevada, to undertake a scoping study for silver production at Liberty Silver’s Trinity Silver property.

“We remain guided by our disciplined mitigated-risk approach,” said Geoffrey Browne, Liberty Silver’s Chairman and CEO. “Even though we have identified multiple exploration targets at Trinity, our board of directors and management are keenly aware of current challenging conditions for junior mining companies in global capital markets. We are thus evaluating various options, including the prudency of immediately proceeding with production planning and execution.”

Liberty Silver completed and filed a NI 43-101 technical report on the Trinity mining district silver project in December 2011. The report identified an inferred resource that the Company expects to upgrade in the near term.  As part of the first phase 2012 drilling program (See press releases January 25, and July 9, 2012), two drill holes, of a planned twelve-hole program, successfully began confirming the grade and thickness of the resource.  Other holes identified strong new silver mineralization outside the current NI 43-101 inferred resource.

The scoping study by SRK Consulting will include the following:

•

Investigating the feasibility of mining and heap-leaching the oxide silver resource defined by the NI 43-101 technical report, heap leaching an estimated 400,000 ton stockpile mined by the previous operator, and reprocessing the 1.1 million tons of material stacked on the decommissioned leach pad by U.S. Borax. The amount of material in stockpile and on the historic leach pad were not considered in the NI 43-101 resource, they are not NI 43-101 compliant estimates, and are included only for information;

•

A timeline to begin leaching, inclusive of permitting and construction; and

•

A preliminary projection of capital costs, cash flow, cash costs, capital payback and present value.

Liberty Silver has also retained JBR Environmental of Reno, Nevada, to begin the permitting process for mine development.  JBR has done all of the environmental work for Liberty Silver on the project to date.

Liberty Silver is currently planning the second phase of the Trinity 2012 drill program at locations adjacent to and removed from the resource area as well as confirmation drilling within the resource area.

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and developing mineral properties located in North America.  The Company is led by a skilled, experienced, management team and board of directors with significant experience managing exploration, development and mining projects. The Company is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to production, developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base.  The Trinity Silver project, located in Pershing County, Nevada is the Company’s flagship project.  Liberty Silver has the right to earn a joint venture interest in the 10,476 acre Trinity property from Renaissance Gold Inc. pursuant to the terms of an Earn‐In Agreement.

For additional information:

Manish Z. Kshatriya, Executive VP & CFO

Telephone: (888) 749-4916

Email: mkshatriya@libertysilvercorp.com

Kevin O’Connor, Investor Relations

Telephone: (416) 962-3300

Email: ko@spinnakercmi.com

www.libertysilvercorp.com

Cautionary Statements

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this release.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements". These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and

other matters discussed in this news release and in filings made with securities regulators. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.